EXHIBIT 99.1

Immediate Release
Contact:	Mary Brevard
248.754.0881
BORGWARNER REDUCES 2008 EARNINGS GUIDANCE TO REFLECT
GLOBAL AUTO INDUSTRY FREE-FALL, WARRANTY RELATED CHARGE
Auburn Hills, Michigan, December 11, 2008 – BorgWarner (NYSE: BWA) today reduced its earnings guidance for 2008 to a range of $1.85 to $1.95 per share before special items. Guidance was reduced to reflect rapidly deteriorating conditions in the auto industry that continue in every geographic region of the world. Previous guidance was $2.25 to $2.35 per share before special items.
     Special items will include:
•	Previously announced nine-month year-to-date per share charges: goodwill adjustment of $(1.27) related to the BERU acquisition, BERU purchase accounting adjustment of ($0.04), tax adjustment of $(0.12), third-quarter restructuring charge of $(0.16), and a charge related to the outcome of retiree healthcare benefits litigation of $(0.03);

•	Fourth quarter 2008 restructuring charges which are currently being quantified;

•	And a fourth quarter 2008 charge of approximately $0.23 per share due to a warranty issue associated with the company’s dual-clutch transmission products sold in Europe, limited to mid-2007 through May 2008 production.
     “The downward spiral of the auto industry continues to accelerate across the globe,” said Timothy Manganello, Chairman and CEO of BorgWarner. “The crisis is not solely a North American automotive industry issue, nor about perceptions of domestic automakers not having the right products for the market. Rather, this is a situation where consumers in every geographic region of the world have become paralyzed by the global financial and economic crisis. We are actively adjusting our cost structure, but are struggling to respond fast enough to the daily stream of new customer information on plant closings, extended holiday shutdowns and production schedule reductions.”
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BorgWarner Reduces 2008 Guidance Page 2
     In response, the company will have reduced 2008 global employee levels by approximately 2,900 people or 17% of its workforce by year-end. Most North American operations will shut down for extended holiday periods starting the week of December 15, 2008, and will re-open at various times in January, depending on customer schedules. In Europe, in addition to workforce reductions and extended holiday shutdown periods similar to those in North America, the company has gone to four-day work weeks in many facilities for an indefinite period of time. The company plans to close a Drivetrain facility in the United Kingdom when its current four-wheel-drive product ends production there in 2010 and is evaluating other smaller product lines and manufacturing facilities for longer-term strategic importance and viability.
     “The uncertainty of the financial and economic markets around the world has made this one of the most difficult times in the history of the auto industry. This uncertainty has severely impacted our ability to plan for and manage our day-to-day operations,” said Mr. Manganello. “The earliest we expect to see any clarity in this situation is the end of the first quarter of 2009. We continue to have a strong balance sheet and ample liquidity. The fundamentals of our business remain strong with growth driven by a technology focus on fuel economy and emissions reductions.”
     Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The FORTUNE 500 company operates manufacturing and technical facilities in 64 locations in 17 countries. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. The Internet address for BorgWarner is: http://www.borgwarner.com.
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Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “outlook”, “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements.  Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K.  We do not undertake any obligation to update any forward-looking statements.